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                                                                    Exhibit 4.43

                            EQUITY TRANSFER AGREEMENT



This Equity Transfer Agreement (this AGREEMENT) is entered into by and among the following parties in Shanghai, the People's Republic of China (the PRC) on June 23, 2008:

Transferor 1 (PARTY A): NANTONG LINYANG ELECTRIC POWER INVESTMENT CO., LTD.
Address: No. 666 Linyang Road, Qidong Economic Development Zone Legal
Representative: Lu Yonghua

Transferor 2 (PARTY B): JIANGSU QITIAN GROUP CO., LTD.
Address: West Chaoyang Road, Xinpu District, Lianyungang City
Legal Representative: Liu Yuzhang

Transferor 3 (PARTY C): JIANGSU GUANGYI TECHNOLOGY CO., LTD.
Address: 9 Floor, Zijinmingmeng, Muxuyuan Street 77, Nanjing City, Jiangsu Province
Legal Representative: Long Changming

Transferee (PARTY D): JIANGSU LINYANG SOLARFUN CO., LTD.
Address: Linyang Rd. 666, Qidong City, Jiangsu province
Authorized Representative: Harold Hoskens


Whereas,

(A) JIANGSU YANGGUANG SOLAR TECHNOLOGY CO., LTD. (the TARGET COMPANY) is an enterprise domiciled in Lianyungang Economic Development Zone. It has a registered capital of RMB 337 million and is engaged in the research and development of technologies for the manufacturing of electronic components; manufacture and sale of monocrystalline and multicrystalline silicon ingots; sale of electronic components; conduct or act as an agent in importing and exporting various kinds of commodities and technologies, except for those restricted or prohibited by the PRC government (the BUSINESS). As of the date of this Agreement, the Target Company is validly existing under applicable laws and jointly owned by Party A (18%), Party B (20%), Party C (10%) and Party D (52%); and

(B) Party A, Party B and Party C intend to transfer to Party D, and Party D intends to purchase from Party A, Party B and Party C an aggregate of 48% equity interest in the Target Company (18% from Party A, 20% from Party B and 10% from Party C, collectively referred to as the SUBJECT INTERESTS) (this EQUITY TRANSFER).

(Party A, Party B and Party C are collectively referred to as the TRANSFERORS and each a TRANSFEROR. Party A, Party B , Party C and Party D are collectively referred to as the PARTIES and each a PARTY.)

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NOW, THEREFORE, after having reached a consensus through consultations, the
Parties hereto agree as follows:

ARTICLE 1     EQUITY TRANSFER

1.1 Party A shall transfer to Party D, and Party D shall purchase from Party A, all the rights and interests of the 18% equity interest in the Target Company and all the rights or privileges acquired from Party A's previous transferor for the 18% equity interest of Target Company, in accordance with the terms and conditions set forth herein.

1.2 Party B shall transfer to Party D, and Party D shall purchase from Party B, all the rights and interests of the 20% equity interest in the Target Company, and all the rights or privileges acquired from Party B's previous transferor for the 20% equity interest of Target Company, in accordance with the terms and conditions set forth herein.

1.3 Party C shall transfer to Party D, and Party D shall purchase from Party B, all the rights and interests of the 10% equity interest in the Target Company, and all the rights or privileges acquired from Party C's previous transferor for the 10% equity interest of Target Company, in accordance with the terms and conditions set forth herein.

1.4 The Transferee hereby agrees that it shall replace the Transferors as the guarantor for certain loans the Target Company has taken out as of the date of this Agreement on a pro rata basis based on the portion of the respective amount of guarantee provided by each Transferor. . The Transferee undertakes to provide the Transferors a counter-guarantee acceptable to Transferors if the replacement of guarantee cannot be effected within 30 days from Final Closing Day and pay a compensation fee to Transfeors at a 2% of the guaranteed loan per year rate calculated by the actual days. Transferors have the right to claim any damages they suffered because of Transferee's failure to complete the guarantor replacement.

ARTICLE 2     PURCHASE PRICE AND PAYMENT

2.1 The total purchase price for the Subject Interests shall be equivalent to RMB 355,872,000 (the PURCHASE PRICE).

The Purchase Price includes:

     a) The purchase price for the 18% equity interest in the Target Company to be transferred to Transferee by Party A is RMB 133,452,000 (PURCHASE PRICE A).

     b) The purchase price for the 20% equity interest in the Target Company to be transferred to Transferee by Party B is RMB 148,280,000 (PURCHASE PRICE B).

     c) The purchase price for the 10% equity interest in the Target Company to be transferred to Transferee by Party C is RMB 74,140,000 (PURCHASE PRICE C).

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2.2 The Parties hereto agree that the Purchase Price shall be paid in accordance with the following schedule:

     a) The Transferee agrees to wire the Transferors RMB 20 million on June 24, 2008 as the pre-payment of Purchase Price (the PRE-PAYMENT). The exact amount payable of the Pre-Payment by the Transferee to the Transferors shall be:

          (i)  RMB 7,500,000 payable by the Transferee to Party A;

          (ii) RMB 8,333,333 payable by the Transferee to Party B; and

          (iii) RMB 4,166,667 payable by the Transferee to Party C.

          If this Equity Transfer is not completed finally for reasons attributable to the Transferors, the Transferors shall respectively return the Pre-Payment to the Transferee. If the Equity Transfer is not completed for reasons attributable to Transferee, the Pre-Payment is not refundable.

     b) All the Parties hereto agree to sign and/or have their director(s) sign all documents necessary for the Registration Change stipulated in
          Article 4.1 including but not limited to documents as listed in Appendix A to this Agreement within 20 days upon duly execution of this Agreement following Transferee's request.

     c) Subject to (i) Financial Due Diligence and Legal Due Diligence to the satisfaction of Transferee, (ii) the representations and warranties made by Transferors under Article 3.1 a) --e), l) --n) being fully valid, accurate and true as of the date of payment, and (iii) Article
          6.5 being satisfied, and Transferee does not satisfy the conditions to send to Transferors an Adjustment Notice pursuant to Article 6.2, the Transferee shall pay the Transferors 50% of the Purchase Price in a one lump-sum as the first installment of the Purchase Price (the FIRST INSTALLMENT PAYMENT) on a preliminary closing day which shall be 20 days after the duly execution of this Agreement provided that the Transferee does not issue a Back-out Notice (as defined in Article 6.2) or a Adjustment Notice (as defined in Article 6.2) (PRELIMINARY CLOSING DAY). All the Parties hereto agree that the Pre-Payment shall automatically become part of the First Installment Payment and be deducted accordingly in the First Installment Payment by the Transferee. The exact amount payable as the First Installment Payment by the Transferee to the Transferors after deduction of Pre-Payment shall be:

          (i)  RMB 59,226,000 payable by the Transferee to Party A;

          (ii) RMB 65,806,667 payable by the Transferee to Party B; and


          (iii) RMB 32,903,333 payable by the Transferee to Party C.


     d) On the following working day of the Preliminary Closing Day, the Transferors shall, together with the Transferee, submit the documents prepared in accordance with Article 2.2 (b) to the local branch of AIC as stipulated in Article 4.1. The Transferors shall diligently assist the Target Company so that the Target Company

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          obtains a new Business License showing Transferee as 100% owner of the
          Target Company (the NEW BUSINESS LICENSE) issued by the local branch of AIC within 15 days after the Preliminary Closing Day. The date of issuance of the New Business License is defined as the FINAL CLOSING DAY. If the New Business License is not issued in 60 days, the Transferee shall be entitled to elect to terminate this Agreement. In case the Transferee elects to terminates this Agreement by a termination notice in writing, the Transferors shall refund the First Installment Payment (the Pre-Payment shall be dealt with according to Article 2.2 a) ) to the Transferee within 3 days after the date of issuance of aforesaid termination notice.


     e) Within 90 days after the Final Closing Day, Transferee shall pay 25% of the Purchase Price to Transferors as the second installment (the SECOND INSTALLMENT PAYMENT). The exact amount of the Second Installment Payment shall be:

          (i)  RMB 33,363,000 payable by the Transferee to Party A;

          (ii) RMB 37,070,000 payable by the Transferee to Party B; and

          (iii) RMB 18,535,000 payable by the Transferee to Party C.


     f) Within 180 days after the Final Closing Day, Transferee shall pay the residual amount of the Purchase Price i.e. 25% of the Purchase Price to Transferor (the THIRD INSTALLMENT PAYMENT). The exact amount of the Third Installment Payment is

          (i)  RMB 33,363,000 payable by the Transferee to Party A;

          (ii) RMB 37,070,000 payable by the Transferee to Party B; and

          (iii) RMB 18,535,000 payable by the Transferee to Party C.


     e) The Purchase Price shall be paid into the following account designated by each Transferor by way of bank transfer:

          ACCOUNT DESIGNATED BY PARTY A

          Name of Beneficiary: Nantong Linyang Electric Power Investment Co.,
          Ltd.

          Name of Bank: Bank of China Qidong Sub-branch

          Account Number: 647024780828091001

          ACCOUNT DESIGNATED BY PARTY B

          Name of Beneficiary: Jiangsu Qitian Group Co., Ltd.

          Name of Bank: Industry and Commerce Bank of China Lianyungang
          Sub-branch

          Account Number: 1107010009800000021

          ACCOUNT DESIGNATED BY PARTY C

          Name of Beneficiary: Jiangsu Guangyi Technology Co., Ltd.

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          Name of Bank: Bank of Nanjing Baixia Sub-branch

          Account Number: 088590201091940006

ARTICLE 3     REPRESENTATIONS AND WARRANTIES

3.1 The Transferors jointly and severally represent and warrant to the Transferee as follows:

     a) Each Transferor is a limited liability company duly organized, validly existing and in good standing under the laws of PRC, and is not in liquidation or receivership or subject to any events which under applicable laws have a similar or analogous effect to a liquidation or receivership. Each Transferor has all necessary corporate power and authority to enter into this Equity Transfer Agreement (this Agreement), to carry out its obligations hereunder and to consummate this Equity Transfer. The execution and delivery by each Transferor of this Agreement, the performance by each Transferor of its obligations hereunder and the consummation by each Transferor of this Equity Transfer have been duly authorized through all requisite procedures on the part of each Transferor, and no other proceedings on the part of either Transferor or any of its affiliates is required in connection therewith. This Agreement has been duly executed and delivered by each Transferor, and this Agreement constitutes legal, valid and binding obligations of each Transferor, enforceable against each Transferor in accordance with its terms;

     b) The execution, delivery and performance of this Agreement by each Transferor do not and will not (i) violate, conflict with or result in the breach of, any provision of the articles of association (or similar organizational documents) of either Transferor and the Target Company, or (ii) conflict with or violate any law or governmental order applicable to either Transferor, the Target Company or any of their assets, properties or businesses, or (iii) constitute a breach of any other contracts, agreements or instruments to which either Transferor or the Target Company is a party;

     c) Except as described in this Agreement, the execution, delivery and performance by each Transferor of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any governmental authority;

     d) Each Transferor is the owner of the rights, title and interests in the respective portion of the Subject Interests, and such portion of the Subject Interests is owned free and clear of any mortgage, pledge, lien, encumbrance or any other third party interests and not subject to any third party claim. Upon this Equity Transfer, the Transferee will acquire all the rights, title and interests to the Subject Interests, free and clear of all encumbrances;

     e) The Transferors own the Subject Interests and each Transferor agrees to waive any right of first refusal that such Transferor may have in connection with the sale of the Subject Interests to the Transferee. Other than that, there does not exist any right of first refusal in connection with this Equity Transfer.

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     f)   The Target Company is a limited liability company duly organized, validly existing and in good standing under the laws of the PRC, and is not in liquidation or receivership or subject to any events which under applicable laws have a similar or analogous effect to a liquidation or receivership.

     g) As at the date of this Agreement, there are no litigations or arbitrations or any other legal proceedings pending or threatened by or against the Target Company;

     h) (i) all tax returns and other similar documents required to be filed by the Target Company have been timely filed; (ii) all taxes required to be shown on such tax returns or other similar documents or otherwise due by the Target Company have been timely paid; (iii) all such tax returns and other similar documents are true, correct and complete in all material respects; (iv) no adjustment relating to such tax returns or any other similar documents has been proposed formally or informally by any governmental authority and, to the knowledge of each Transferor, no basis exists for any such adjustment;

     i) The Target Company owns, leases or has the legal rights to use all properties and assets (tangible and intangible), including the real property, intellectual property and licensed intellectual property, used in the conduct of the Business (the Assets), including the major Assets, which are 20 sets of crystal pulling furnaces, poly-furnaces of US$35,500,000 worth purchased from ALD Vacuum Technologies GmbH, 1500 mu of land (the reference number of the Certificate of State-owned Land Useright is Lian GuoYong (2007) XP003119, Lian GuoYong (2007) XP003120, Lian GuoYong (2007) XP003121 and Lian GuoYong
          (2007) XP003122) and six buildings with a total area of 100 million square meters and located in Dapu Chemical Industry Zone, Liangyungang Economic Zone, Liangyungang. Among them, three buildings have been completed but have not obtained the title certificate (the respective reference numbers of their Construction Project Permit are K320705200512300301, K320705200512300101 and K320705200512300201),
          while the other three buildings are under construction (the respective reference numbers of their Construction Project Permit are K320705200603160101, K320705200802020201 and K3207052008002020101).
          The Target Company has good and marketable title or leasehold interest to each Asset, free and clear of any mortgage, pledge, lien, encumbrance or any other third party interests undisclosed to Transferee. All of the Assets are in good operating condition and repair, ordinary wear and tear excepted, and are not in need of substantial maintenance or repairs. The intellectual property and the licensed intellectual property of the Target Company do not conflict with, infringe, misappropriate or otherwise violate the rights in the intellectual property of any third party. Other than those liabilities as fairly and truly reflected on the Target Company's financial statements as of May 31, 2008, the Target Company does not have, and has not entered into any contract or agreement for the creation of, any existing liability or contingent liability such as guarantee(s) provided in favor of any person at the date of this Agreement;

     j) The Target Company is in compliance with the laws and regulations applicable to its business or properties in all material respects. The Target Company has never

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          received notification from any governmental authority asserting that it is not in compliance with or has violated any laws, or threatening to revoke any authorization, consent, approval, franchise, license, or permit;

     k) The Target Company has all authorizations, consents, approvals, franchises, certifications, registrations, licenses and permits required under applicable law for the ownership of the Target Company's properties and the operation of the Business (collectively, the PERMITS). No suspension, non-renewal or cancellation of any of the Permits is pending or threatened, and to the knowledge of the Transferors, there is no reasonable basis thereof. The Target Company is not in conflict with, or in default or violation of, any Permit;

     l) All contracts or agreements that are currently in existence between the Transferors and the Target Company or shareholders of any of the Transferors and the Target Company will remain in full force and effect unless otherwise terminated by the Target Company; Transferors further undertake to renew such contracts / agreements as the Target Company see fit at the same or better terms for the Target Company when those contracts/agreements' current terms shall expire;

     m) Transferors undertake that they and their respective individual shareholders as of the date of this Agreement shall not and will not in the next five (5) years engage in any business that the Target Company or the Transferee shall reasonably consider as competitive in nature with the Target Company and/or Transferee's current business;

     n) The Transferors undertake that no material adverse changes that will adversely affect the value of the Target Company will occur from date of this Agreement to Preliminary Closing Day and all contracts, business actions that are out of the ordinary course of business (refer to the business actions which are beyond daily operation of the Target Company or not conducted by the Target Company before the date of this Agreement), bonus releases, and adoption of any board resolutions (the EXTRAORDINARY BUSINESS ACTIONS) shall require Transferee's prior approval from signing of this Agreement until take over by Transferee; when the Target Company is about to engage in business actions which are possibly considered as the EXTRAORDINARY BUSINESS ACTIONS, it shall obtain confirmation from the Transferee in advance:

     o) There were no material litigation or arbitration or threatened litigation or arbitration, other government proceedings, environmental concerns and possible environmental claims against the Target Company, material adverse contracts or contractual obligations of Target Company that are materially damaging to Target Company other than those expressly disclosed to Transferee before the Preliminary Closing Day during the Financial Due Diligence and Legal Due Diligence;

     p) The construction, the production and the Business conducted by the Target Company are in compliance with applicable laws and regulations including all environmental requirements; and

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     q)   There is no bonus of any employees payable or accrued that is not reflected in the financial statements as of May 31, 2008 of the Target Company.

3.2 The Transferee represents and warrants to the Transferors as follows:

     a) The Transferee is a wholly foreign-owned enterprise duly organised, validly existing and in good standing under the laws of PRC, and is not in liquidation or receivership or subject to any events which under applicable laws have a similar or analogous effect to a liquidation or receivership. The Transferee has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Transferee of this Agreement, the performance by the Transferee of its obligations hereunder and the consummation by the Transferee of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Transferee, and no other proceedings on the part of the Transferee or any of its affiliates is required in connection therewith. This Agreement has been duly executed and delivered by the Transferee, and this Agreement constitutes legal, valid and binding obligations of the Transferee, enforceable against the Transferee in accordance with its terms;

     b) The execution, delivery and performance of this Agreement by the Transferee do not and will not (i) violate, conflict with or result in the breach of, any provision of the articles of association (or similar organizational documents) of the Transferee or (ii) conflict with or violate any law or governmental order applicable to the Transferee or any of its assets, properties or businesses or (iii) constitute a breach of any other contracts, agreements or instruments to which the Transferee is a party; and

     (c) Except as described in this Agreement (subject to approval by board of audit committee of Transferee and Transferee's parent company), the execution, delivery and performance by the Transferee of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any governmental authority.

3.3 Special representation by Parties

The Transferee and the Transferors understand that the Target Company currently holds a piece of land less than 100 mu on which a 220kv power transformation station is being constructed by a grid company (PTS LAND). Transferee understands that because of planning change the PTS Land is going to be transferred back to the land bureau according to relevant procedures. The Transferors guarantee that the transfer of such PTS Land will be transferred at a premium over what the cost and improvement on the PTS Land by the Target Company. The Transferors also guarantee that it will ensure utmost convenience for electricity supply to the Target Company.

ARTICLE 4     CLOSING, ADDITIONAL AGREEMENTS AND COVENANTS

4.1 All the Parties hereto acknowledge that the consummation of this Equity Transfer requires the following approvals from, filing and/or registration with the relevant governmental authorities:

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Change of the registration in the local branch of the State Administration on
Industry and Commerce (AIC) in Lianyungang for the Target Company (Registration Change).


4.2 All the Parties hereto agree that: provided this Agreement is not terminated according to Article 6.2, upon the completion of financial and legal due diligence, Parties hereto shall proceed with the procedures necessary for transferring the ownership of the Subject Interests to Party D, including using their commercially reasonable efforts to, as soon as practicable after the execution of this Agreement, a) update the shareholder list/charter of Target Company to reflect Party D's obtaining of Subject Interests; b) complete procedures stipulated in Article 4.4; c) complete register of changes stipulated in the Article 4.1; and d) obtain all authorizations, consents, orders, registrations and approvals of governmental authorities and officials necessary for the consummation of the transactions contemplated by this Agreement, including the official reply, the certificate of approval, the registrations and filings and the amended business license. Where any governmental authority, following its review of the documents submitted to it hereunder in order to apply for any of the necessary authorizations, consents, orders, registrations or approvals set forth herein, requests any amendment to any provision of any such document, including this Agreement, the parties hereto shall immediately consult with each other to determine whether to make such requested amendment and shall fully cooperate with each other therein.

4.3 This Equity Transfer shall be deemed completed at the Final Closing Day.

4.4 All the parties hereto agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise, and to execute and deliver all the documents and other instruments in order to carry out the provisions of this Agreement and to consummate and effectuate the transactions contemplated by this Agreement.

4.5 All the Parties hereto acknowledge that upon Final Closing Day, the Transferors shall go through the necessary procedures in writing for the turn-over and take-over of the Target Company so that Transferee can immediately take over and obtain the control over the Target Company and can restructure the Target Company's human resources organization and arrange the Target Company's production preparations and corporate development in accordance with applicable laws and Transferee's decisions.

4.6 The Transferors agree to continue all support previously provided by them or their affiliates to the Target Company including electrical power on continuing basis, government support as needed and other previously provided services.

4.7 The Transferors agree to provide all documents and information required by the Transferee for the due diligence conducted by the Transferee to the Target Company for this Equity Transfer, including but not limited to all contracts, oral or written, evidence of disputes with any third party, other unrecorded liabilities and items not in the ordinary course of business of the Target Company.

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4.8 The Transferors agree to provide all Target Company's employee contracts and their respective contact details including addresses and phone numbers to the Transferee. The Transferors undertake that in the next three (3) years, it will refrain from hiring or otherwise entering into any consultation or other similar arrangements with any employee of the Target Company or any person who was within 6 months prior to the date of this Agreement an employee of the Target Company.

4.9 From the execution date of this Agreement to Final Closing Day, the Transferors shall use all commercially reasonable efforts to cause the Target Company a) to operate the Business as currently conducted by the Target Company in the ordinary course consistent with past practice, and to preserve intact the business organizations and the current relationships and goodwill of their customers, suppliers and others with whom they have significant business relations, b) and not to issue, sell, dispose of, create an encumbrance on, or authorize the issuance, sale, disposal or creation of any encumbrance on, (i) any registered capital or capital stock of the Target Company, or (ii) any asset or property right; c) and not to create, incur or assume any indebtedness or any liability, including granting or becoming subject to any guaranty, which shall not be resulting from the ordinary business operation of the Target Company.

ARTICLE 5     LIABILITY FOR BREACH OF CONTRACT

     5.1 Unless otherwise provided herein, any Party in violation of any provision herein shall compensate each non-defaulting Party for any and all losses arising from its breach of this Agreement.

     5.2 If the Transferee delays in the payment of any amount of the Purchase Price, it shall pay the Transferors as a whole a penalty for each day of delay which shall be computed on a daily basis at the rate of 0.05 % of the amount payable of the Purchase Price. Such penalty payment shall be divided among the Transferors on a pro rata basis based on the portion of the Purchase Price owed to them.

     5.3 If the Transferors or any Transferor or the Transferee fail to provide relevant documents required for the Registration Change or otherwise by action or inaction frustrates the Equity Transfer in part or in all, the defaulting Party shall be liable to the non-defaulting Party for any and all direct or indirect losses the non-defaulting Party may have incurred by entering into this Agreement; in no event shall the damages payable be less than 20% of the Purchase Price; in addition, if any Transferors default, any and all of the Purchase Price paid to the Transferors shall be refunded to the Transferee.

     5.4  In the event of breach of Article 3.1 a)-e), l)-n), Article 4.8 or
          Article 4.9 hereof by any Transferor, or any Transferor is proved to have knowledge that representations and warranties stated in Article 3.1f)-k),o)-q) are untrue, the defaulting Transferor shall be liable for such breach of this Agreement to pay the Transferee liquidated damages of 50% of the share of Purchase Price otherwise payable to the defaulting Transferor pursuant to this Agreement within three (3) months of the date of the written notice of breach from the Transferee. The Transferors hereby also expressly waive any and all

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          rights they may have under any PRC laws to petition that the liquidated damages may be higher than the actual damages.

     5.5 In the event of late payment under Article 2 on the part of the Transferee for more than 30 days or otherwise, the Transferee shall have fundamentally breached this Agreement and shall pay the Transferors 50% of the Purchase Price based on their respective portion to the Purchase Price. The Transferee hereby also expressly waives any and all rights it may have under any PRC laws to petition that the liquidated damages may be higher than the actual damages.

ARTICLE 6     EFFECTIVENESS, AMENDMENT AND TERMINATION

     6.1 This Agreement shall take effect after being affixed with the appropriate signature and company seal of each Party hereto.

     6.2 The Parties hereto agree that, if in 20 days from signing of this Agreement a) it is found through the financial due diligence on the Target Company (the FINANCIAL DUE DILIGENCE) by Transferee and its advisors in connection with the transactions contemplated hereunder that, as of the base date (May 31, 2008) determined for such financial due diligence, there are sufficient evidence to support that the difference between the actual net assets value of the Target Company and the net assets value shown on the financial statement as of May 31, 2008 (which is RMB 305 million) is over 10%; 2) it is found through legal due diligence on Target Company (the LEGAL DUE DILIGENCE) by Transferee in connection with the transactions contemplated hereunder that there is existing condition that will have material impact on Transferee's interests or the completion of this share transfer including Article 3.1 f)-k), o)-q) being materially untrue, the Transferee shall have the right to propose an adjustment of the Purchase Price according to the Financial Due Diligence and the Legal Due Diligence by sending written notice to the Transferors (the ADJUSTMENT NOTICE) and Transferors may elect to agree to the adjustment proposed or counter-offer a price adjustment to the Transferee within 7 days, if Parties shall not reach an agreement within 15 days from the Transferee sending out the Adjustment Notice regarding the reduced Purchase Price, Transferee may elect to drop this Agreement or to accept the best counter-offered price reduction by Transferor during the last 15 days and proceed with performance of this Agreement. Such election of Transferee shall be made in writing to Transferors within the 16th day from the Adjustment Notice date with immediate effect (ELECTION NOTICE). Shall the election be to drop this Agreement, this Agreement is cancelled immediately and the Pre-Payment shall be dealt with in accordance with Article 2.2 (a). If the Election Notice states Transferee's acceptance of Transferors' best offer from the past 15 days of negotiation for the adjustment of the Purchase Price based on Transferee's due diligence on the Target Company since the signing of this Agreement, this Agreement will remain in full force and effect and all Parties shall continue to be fully bound by this Agreement and all of its terms and shall carry through their respective obligations in their entirety. The Parties agree that the transfer price should be adjusted accordingly based on the difference between the actual net assets value of the Target Company and the net assets value shown on the financial statement as of May 31, 2008.

                                                                        11 of 15

     6.3 If the objective of this Agreement fails to be achieved due to change of circumstances, the parties hereto agree to amend this Agreement by entering into a separate amendment agreement in writing.

     6.4 The termination of this Agreement resulting from any violation of the terms of this Agreement shall be conducted in accordance with the PRC Contract Law.

     6.5 The supply agreement between Party D and Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. (JIANGSU ZHONGNENG) regarding long-term supply of polysilicon being duly executed by the relevant parties within 10 days from the date of this Agreement shall be a condition precedent for this Agreement's coming into effect. If this Agreement cannot come into effect for reasons not attributable to Transferors, the supply agreement signed between Party D and Jiangsu Zhongneng regarding long-term supply of polysilicon shall be transferred unconditionally at the same terms to the Target Company. The Parties agree that such assignment shall be completed within 30 days after all payment for the Equity Transfer already made by Transferee to the Transferors are fully refunded (except for the Pre-Payment dealt with in accordance Article 2.2 a)). If the above-mentioned supply agreement is not completed within above-mentioned 30-day grace period, Party D shall pay 20% of the total purchase price of polysilicon purchased from Jiang Zhongneng after the 30-day grace period until the long term supply agreement is transferred to Target Company.

ARTICLE 7     MISCELLANEOUS

     7.1 This Agreement is governed by PRC laws. Any dispute arising out of or relating to the performance of this Agreement shall be first settled by the parties hereto through friendly negotiation. If any dispute fails to be resolved through such friendly negotiations within 10 working days as of the occurrence thereof, any party hereto may refer such dispute to China International Economic and Trade Arbitration Commission (CIETAC), Shanghai Commission (CIETAC SHANGHAI) for arbitration in accordance with the arbitration rules of CIETAC Shanghai then in effect. The tribunal shall be composed of three arbitrators, one of which shall be appointed by the Transferors jointly and one by the Transferee and the third arbitrator shall be jointly appointed by the two arbitrators so appointed. In case either the claimant or the respondent fails to appoint its arbitrator or the two arbitrators appointed by the two parties fail to reach an agreement within ten (10) days on the appointment of the third arbitrator, such arbitrators or arbitrator shall be appointed by the secretary general of CIETAC Beijing Headquarters. The arbitral proceedings shall be conducted in Chinese. The arbitral award shall be final and binding on the parties hereto.

     7.2 This Agreement can only be modified by a written supplemental agreement executed by the Parties hereto or be amended by Parties signing to a written amendment with binding effect only on the signing Parties.

     7.3 This Agreement shall be executed in both Chinese and English and the Chinese version shall prevail.

                                                                        12 of 15

     7.4 This Agreement may be executed in four originals, with each party to hold one, and four counterparts, which shall be kept by the parties hereto for registration and filing with the competent authorities. Each executed copy shall have the same legal effect.

     7.5 The Transferee may assign this Agreement in part or in all to its affiliates by providing a written notice to Transferors.

                                                                        13 of 15

                                 Execution Page
                                 --------------


TRANSFEROR 1 (PARTY A): NANTONG LINYANG ELECTRIC POWER INVESTMENT CO., LTD. (company seal)

Address: Nanjing Liuhe Economic Development Zone

Legal Representative: Lu Yonghua



Signed by: /s/ Lu Yonghua
           ------------------------------------
           Legal or Authorized Representative


TRANSFEROR 2 (PARTY B): JIANGSU QITIAN GROUP CO., LTD. (company seal)

Address: West Chaoyang Road, Xinpu District, Lianyungang

Legal Representative: Liu Yuzhang



Signed by: /s/ Liu Yuzhang
           ------------------------------------
           Legal or Authorized Representative


TRANSFEREE (PARTY C): JIANGSU GUANGYI TECHNOLOGY CO., LTD.

Address: 9 Floor, Zijinmingmeng, Muxuyuan Street 77, Nanjing City, Jiangsu Province

Legal Representative: Long Changming



Signed by: /s/ Long Changming
           ------------------------------------
           Legal Representative


TARGET (PARTY D): JIANGSU LINYANG SOLARFUN CO., LTD.

Address: Linyang Rd. 666, Qidong City, Jiangsu province

Authorized Representative: Harold Hoskens



Signed by: /s/ Henricus Johannes Petrus Hoskens
           ------------------------------------
           Authorized Representative

                                                                        14 of 15

         APPENDIX CHECKLIST FOR REQUISITE DOCUMENTS FOR APPLICATION FOR
                         CHANGE OF REGISTRATION CHANGE

No.                        Document                                                    Responsible Party

1           The Application Form (the original)                  This form can be obtained from local branch of AIC in Lianyungang and shall be with the company chop of the Target Company. The
                                                                 Target Company shall submit these documents to the local branch of
                                                                 AIC in Lianyungang.

2           Power of Attorney for the Application Form           This form can be obtained from local branch of AIC in Lianyungang
            (the original)                                       and shall be with the company chop of the Target Company. The
                                                                 Target Company shall submit these documents to the local branch of AIC in Lianyungang.

3           Resolution of shareholder's general meeting          This resolution concerns the Transferor, the Transferee, the
            of the Target Company by shareholders before         Subject Interests and the amount of the transfer. The Target
            this Equity Transfer (the original and the copy      Company shall submit these documents to the local branch of AIC
            with the company chop of the Target Company)         in Lianyungang.

4           Equity Transfer Agreement (the original and the      The Target Company shall submit these documents to the local branch
            copy with the company chop of Transferors and        of AIC in of in Lianyungang.
            the company chop Transferee)

5           Shareholder's written decision by shareholder        This written decision concerns alternations to Article of
            after this Equity Transfer (the original and the     Association, whether to modify company governance and etc. The
            copy with the company chop of the Target Company)    Target company Company shall submit these documents to the local branch of AIC in Lianyungang.

6           The original Business License of the Target          The Target Company shall submit these documents to the local branch
            Company (the original)                               of AIC in Lianyungang.

7           The restated AOA after the Equity Transfer (the      The Target Company shall submit these documents to the local branch
            original and the copy with the company chop of       of AIC in Lianyungang.
            the Target Company)

8           Names, domiciles, relevant appointment and           The Target Company shall submit these documents to the local branch
            employment documents for Directors, Supervisors      of AIC in Lianyungang.
            and Managers of the Target Company after the
            Equity Transfer (the original and the copy with
            the company chop of the Target Company)

9           Registration form of Legal Representative (the       The Target Company shall submit these documents to the local branch
            original)                                            of AIC in Lianyungang.

10 Other documents which the authority may deem necessary




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